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Exhibit 5.1



                                January 6, 1997




Multimedia Games, Inc.
7335 South Lewis Avenue
Tulsa, Oklahoma 74136

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:


         We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on November 25, 1996, as amended by Amendment No. 1 thereto proposed to be filed by you in connection with the registration under the Securities Act of 1933, as amended, of 2,348,421 shares of your Common Stock (the "Shares") to be offered for sale for the benefit of certain selling shareholders, of which 2,173,421 shares are issued and outstanding (the Outstanding Shares") and 175,000 shares are issuable upon the exercise of warrants (the "Warrant Shares"). The Shares are to be sold from time to time in the over- the-counter market at prevailing prices or as otherwise described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale of the Shares.


         It is our opinion that (i) the Outstanding Shares are legally and validly issued, fully paid, and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be legally and validly issued, fully paid, and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                               Very truly yours,

                               HALL, ESTILL, HARDWICK, GABLE,
                               GOLDEN & NELSON




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